As filed with the Securities and Exchange Commission on May 25, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IBIS TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2987600
(State or other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

32 Cherry Hill Drive

Danvers, Massachusetts  01923

(978) 777-4247

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Charles M. McKenna, Ph.D

President and Chief Executive Officer

Ibis Technology Corporation

32 Cherry Hill Drive

Danvers, MA 01923

(978) 777-4247

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Lawrence H. Gennari, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $.008 par value per share	3,567,343	$1.40	$4,994,280.20	$153.52

(1)                                  Includes up to 1,588,966 shares of the Company’s common stock issuable upon exercise of warrants issued to the selling securityholders on May 14, 2007.  This registration statement also registers such additional shares of the Company’s common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)                                  Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average ($1.40) of the high ($1.43) and low ($1.37) prices per share of the Common Stock of Ibis Technology Corporation on May 24, 2007, as quoted on the Nasdaq Global Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this Prospectus is not complete and may be changed.  The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion:  Dated May 25, 2007

IBIS TECHNOLOGY CORPORATION
Up to 3,567,343 Shares of
Common Stock
$.008 Par Value per Share

This Prospectus relates to the resale or other disposition, from time to time, of up to 3,567,343 shares of our common stock by the selling securityholders listed inside under “Selling Security Holders” or their transferees.

Our common stock is traded on the Nasdaq Global Market under the symbol “IBIS.”  On May 24, 2007, the last reported sale price for our common stock on the Nasdaq Global Market was $1.39 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 3 for information that should be considered before investing.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May    , 2007.

You should rely only on the information we have provided or incorporated by reference in this Prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with additional or different information. The selling securityholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this Prospectus is accurate only as of the date on the cover of this Prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. In this prospectus, unless otherwise indicated, “Ibis,” “we,” “us” or “our” refer to Ibis Technology, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, the selling securityholders or their transferees may from time to time dispose of the shares of common stock covered hereby. This Prospectus provides you with a general description of the common stock covered hereby. The registration statement that contains this Prospectus and the exhibits to the registration statement contain additional information about us and the securities covered by this Prospectus. You should carefully read this Prospectus, including any documents incorporated herein by reference and the exhibits that are filed with the registration statement. For more information, see “Where You Can Find More Information.”

Ibis Technology Corporation

Ibis Technology Corporation (“Ibis”) develops, manufactures and markets SIMOX-SOI implantation equipment for the worldwide semiconductor industry. SIMOX, which stands for Separation by IMplantation of OXygen, is a form of silicon-on-insulator, or SOI, technology that creates an insulating oxide barrier below the top surface of a silicon wafer through implantation and annealing. Our proprietary oxygen implanters produce SIMOX-SOI wafers by implanting oxygen atoms just below the surface of a silicon wafer to create a very thin layer of silicon dioxide between the thin operating region of the transistor at the surface and the underlying silicon wafer itself. The buried layer of silicon dioxide acts as an insulator for the devices fabricated on the surface of the silicon wafer and reduces the electrical current leakage which otherwise slows integrated circuit performance, and/or increases the loss of power during circuit operation. The buried layer of silicon dioxide also helps to reduce the heat generated by the transistors. Through this process our customers can produce integrated circuits, which we believe, offer significant advantages over circuits constructed on conventional silicon wafers.

When Ibis began operations in 1988, much of our revenue was derived from research and development contracts and sales of wafers for military applications. Over the years, there was a shift in revenue to sales of SIMOX-SOI wafers for commercial applications and the nature of our business had evolved through stages where previously our revenue was at times primarily derived from selling wafers for evaluation purposes, and at other times it was primarily derived from equipment sales. This often occurs when developing and promoting a fundamental new technology, especially as it relates to the semiconductor industry embracing any change that affects fabrication operations. In mid-2004 we exited the wafer manufacturing business to concentrate our efforts on supplying equipment and process technology to our equipment customers, the major silicon manufacturers. We did this having advanced our primary goal of establishing SIMOX-SOI as a leading SOI technology with the potential to be the low cost, high volume offering. We now intend to work with the major wafer manufacturers to support the market acceptance of 300mm SIMOX technology through continuing process research and development in conjunction with our customers. We believe this effort will directly support the wafer manufacturers’ decision to purchase our equipment.

We were incorporated in Massachusetts in October 1987 and commenced operations in January 1988. Our executive offices are located at 32 Cherry Hill Drive, Danvers, Massachusetts 01923 and our telephone number is (978) 777-4247. Our web site is located at www.ibis.com. We make our periodic reports on Form 10-K, Form 10-Q and Form 8-K (and any amendments to those reports) available on our web site, free of charge, as soon as reasonably practicable after these reports are filed with or furnished to the SEC. We have not incorporated by reference into this document the information on our web site and you should not consider it to be a part of this document. Our web site address is included in the document as an inactive textual reference only. The public can also obtain access to such reports at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, by calling the SEC at 1-800-SEC-0330 or by accessing the SEC’s website, which is www.sec.gov. Unless the context otherwise requires, the terms “Ibis”, “we”, “us”, and “our” refer to Ibis Technology Corporation.

The Offering

In December 2006, we engaged a placement agent to assist us in raising capital to provide sufficient cash resources to support current operations. On February 16, 2007, we entered into a Purchase Agreement pursuant to which we agreed to sell to certain of the selling securityholders 3,378,777 shares of our common stock and warrants to purchase 2,533,781 shares of our common stock in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended, or the Act, in a two part financing, which we refer to as the February 2007 financing. The shares of common stock and warrants were issued in an arms-length transaction at fair market value as of the date we entered into the Purchase Agreement.  At the first closing on February 20, 2007, we issued 1,400,000 shares of our common stock and warrants to purchase 1,050,000 shares of our common stock. We registered the shares issued at the first closing, including shares issuable upon exercise of warrants, for resale or other distribution by the selling securityholders named therein on Form S-3 (Reg. No. 333-142115). The registration statement also covered for resale or other distribution shares underlying warrants to purchase 74,434 shares of common stock issued to the placement agent and its designees in connection with the first closing. On May 14, 2007, following the receipt of stockholder approval, we issued 1,978,377 shares of our common stock and warrants to purchase 1,483,781 shares of our common stock in the second closing. We also issued warrants to purchase 105,185 shares of our common stock to the placement agent and its designees. By means of this Prospectus, we are registering for resale or other disposition by the selling securityholders named herein or their transferees the shares issued or issuable, including shares issuable upon exercise of warrants, in the second closing.

To the best of our knowledge, as of the date of the second closing, none of the selling securityholders had any agreement or understanding, directly or indirectly, with any person to distribute the securities being registered herein for resale.

As of May 24, 2007, there were approximately 14,293,858 shares of our common stock outstanding.

RISK FACTORS

Investing in our common stock involves a significant amount of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus and incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31 2006 and our other filings with the SEC before deciding to purchase our common stock.

The Commercial Market for SIMOX-SOI Technology is Still Developing and May Never Fully Develop.

The sources of our revenue have shifted from primarily research and development contracts and sales of SIMOX-SOI wafers for commercial applications to sales and support of oxygen implantation equipment. We are aware of only a few commercial manufacturers that are using SIMOX-SOI wafers in low volume production for a limited number of products. The performance advantages of SIMOX-SOI wafers may never be realized commercially and a commercial market for SIMOX-SOI wafers may never fully develop which in turn would adversely affect the sales of our oxygen implanters. The failure of major semiconductor manufacturers and /or major silicon wafer manufacturers to adopt SIMOX-SOI technology would adversely affect, and may prevent, the adoption of this technology by others.

We Have Relied Heavily on Sales to One Customer. We Expect to Rely on Sales to a Limited Number of Customers Which May Cause Sales to Vary Significantly from Quarter to Quarter Causing Our Operating Results to Fluctuate.

As more completely set forth in our Annual Report on Form 10-K, as filed with the SEC on March 28, 2007, we have derived all of our sales of wafer manufacturing equipment from one customer over the last two years. Ibis expects that we will continue to rely on a relatively small number of customers as sources of revenue in the foreseeable future. The loss of one or more of these major customers and our failure to obtain other sources of offsetting revenue would have a material adverse impact on our business and hinder our ability to continue as a going concern. In addition, any downturn in these customers’ business or the industry in which these customers operate could result in a significant decrease in any sales of our implanters to these customers, which would have an adverse effect on our business.

We May Need Substantial Additional Capital to Continue Operations in the Future.

The Company’s management believes that it will have sufficient cash resources to support current operations until at least November 2008 with the receipt of the proceeds of approximately $2.2 million and $3.1 million from the first closing and second closing, respectively, of the Company’s sale of common stock and warrants in the February 2007 financing pursuant to the purchase agreement entered into on February 16, 2007 with Special Situations Funds. This expectation however, is based on the Company’s current operating plan and general sales outlook, each of which may change rapidly.

We intend to continue to invest in our research, development and manufacturing capabilities. Changes in technology or sales growth beyond currently established capabilities may require further investment. As a result, we may need to raise substantial additional capital in the future. We have previously financed our working capital requirements through:

•                  equity financings, including warrant and option exercises,

•                  equipment lines of credit,

•                  a working capital line of credit,

•                  a term loan,

•                  sale-leaseback arrangements,

•                  collaborative relationships,

•                  wafer product and equipment sales, and

•                  government contracts.

There can be no assurance, however, that our actual needs will not exceed expectations or that we will be able to fund our operations on a long-term basis in the absence of other sources. There also can be no assurance that any additional required longer term financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms acceptable to us. If future financing is not available or is not available on a timely basis or on acceptable terms, we may not be able to fund our future needs, which would seriously harm our business and results of operations and our ability to continue as a going concern. In addition, if we raise additional funds through the sale of equity or convertible debt securities, the value of our common stock outstanding may be diluted. We may also have to issue securities that have rights, preferences and privileges senior to our common stock.

The issuance of shares in connection with the February 2007 financing and the exercise of the related warrants will dilute the value of our shares of common stock and could cause the price of our shares of common stock to decline.

Prior to the February 2007 financing, there were 10,915,481 shares outstanding and there were 370,786 shares of common stock reserved for issuance under our equity incentive and stock purchase plans. In connection with the first closing of the two tranche financing, we issued 1,400,000 shares of common stock and warrants to purchase 1,124,434 shares of common stock, including warrants to purchase 74,434 shares of common stock issued to TN Capital Equities, Ltd., which served as placement agent, and its designees. At the second closing, we sold an additional 1,978,377 shares of common stock and warrants to purchase 1,588,966 shares of common stock, including 105,185 to the placement agent and its designees. As a result of the February 2007 financing, if all warrants issued were exercised, Special Situation Funds and its affiliates would beneficially own approximately 35.1% of our capital stock.

The exercise of the warrants issued in the February 2007 financing will result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby. In addition, the exercise price of the warrants may be lowered under the price adjustment provisions in the event of a “dilutive issuance,” that is, if we issue common stock at any time prior to their maturity at a per share price below such conversion or exercise price, either directly or in connection with the issuance of securities that are convertible into, or exercisable for, shares of our common stock. A reduction in the exercise price may result in the issuance of a significant number of additional shares upon the exercise of the warrants.

The warrants do not establish a “floor” that would limit reductions in such conversion price or exercise price. The downward adjustment of the exercise price of these warrants could result in further dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate.

To the extent the selling securityholders who have purchased our common shares and the holders of our warrants exercise such securities and then sell the shares of our common stock they receive upon exercise, our stock price may decrease due to the additional amount of shares available in the market. The subsequent sales of these shares could encourage short sales by our securityholders and others, which could place further downward pressure on our stock price. Moreover, holders of these warrants may hedge their positions in our common stock by shorting our common stock, which could further adversely affect our stock price.

We Have Significant Losses and May Never Be Able to Sustain Profitability.

We experienced net losses of $10.9 million, $9.2 million and net income of $0.4 million in 2004, 2005 and 2006, respectively. As of March 31, 2007, we had an accumulated deficit of $83.1 million. Net losses may continue for the foreseeable future. Although we have had profitable quarterly operating results from time to time, we may not be able to achieve sustained profitability.

Revenue Recognition and Cash Payments from Customers Depend on a Manufacturing and Customer Qualification and Acceptance Process that is Complex, Lengthy and Costly.

In the semiconductor industry customers regularly require equipment manufacturers to qualify the equipment at the customer’s site. The time required to customer-qualify an implanter at a customer’s site is very difficult to predict because the qualification process for each of our implanters is complex, lengthy and costly and varies depending on the customer’s varying specifications. The manufacturing and qualification process for each implanter requires us to construct and the customer qualify the machine at our premises, disassemble the machine for transportation, and reassemble and re-qualify it at the customer’s premises. During this qualification period, we invest significant resources and dedicate substantial production and technical personnel to achieve acceptance of the implanter. A customer will not accept the implanter until it has successfully produced wafers to exact specifications at the customer’s premises. Even very small differences in the customer’s environment or initially imperceptible changes that may occur to the implanter during the transportation and reassembly of the implanter at the customer’s site can cause a large percentage of wafers produced by the implanter to be rejected, which would delay the acceptance of the implanter by the customer. Historically, we have experienced delays in achieving customer acceptance. Delays or difficulties in our manufacturing and qualification process could increase manufacturing and warranty costs and adversely affect our relationships with our customers. In addition, because we do not recognize revenue on the sale of an implanter until it is delivered and qualified by the customer, any delay in qualification would result in a delay in our ability to recognize revenue from the sale and receipt of final payment. Historically it has taken approximately nine to eighteen months from our receipt of our order to build, ship and obtain customer acceptance of our implanters.

We Expect Our Quarterly Revenue and Operating Results to Fluctuate Significantly.

We anticipate that our revenue and operating results are likely to vary significantly from quarter to quarter in the foreseeable future, and it is likely that in future quarters our operating results may from time to time be below the expectations of public market analysts or investors. Our stock price has been volatile and if we fail to meet expectations of public market analysts or investors, the price of our common stock would likely decrease. Further, customers may cancel or revise orders at any time prior to delivery. These ordering patterns most likely will result in significant quarterly fluctuations in our revenue and operating results, and accordingly in our share price. In addition, because we have only sold a limited number of implanters to date on an irregular basis, the recognition of revenue from the sale of even one implanter is likely to result in a significant increase in the revenue for that quarter. A number of other factors, many of which are discussed in more detail in other risk factors, may also cause variations in our results of operations and share price, including:

•                  lack of orders,

•                  cancellations of orders and shipment delays and rescheduling,

•                  new product introductions, which often result in a mismatching of research and development expenses and recognition of revenue, and

•                  economic conditions and capital spending in the semiconductor industry and in other industries in which our customers operate.

A high percentage of our expenses are essentially fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed. Due to this, as well as to the cyclicality of the semiconductor industry and other factors, we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for one quarter as any indication of our future performance.

Competitors and Competing Technologies May Render Some or All of Our Products or Future Products Noncompetitive or Obsolete Which Would Result in a Write-down for Impaired or Obsolete Assets.

The semiconductor industry is highly competitive and has been characterized by rapid and significant technological advances. A number of established semiconductor and materials manufacturers, including certain of our customers, have expended significant resources in developing improved wafer substrates. Our competitors or others, many of which have substantially greater financial, technical and other resources than we do, may succeed in developing technologies and products that are equal to or more effective than any which we are developing, which could render our technology obsolete or noncompetitive. In addition to competition from other manufacturers of SOI wafers, we face competition from manufacturers using bulk silicon and epitaxial wafer technology, and compound materials technology such as silicon-germanium, gallium-arsenide and indium phosphide and other engineered materials technology. Although we believe that SIMOX-SOI wafers offer integrated circuit performance advantages, semiconductor manufacturers may develop improvements to existing bulk silicon, epitaxial or strained silicon wafer technology, and competing compound materials or SOI technologies may be more successfully developed, which would eliminate or diminish the performance advantages of SIMOX-SOI wafers which in turn would diminish the demand for our oxygen implanters. Further, in addition to the SIMOX implanter other equipment must be purchased and implemented in order to complete the SIMOX wafer manufacturing process. This other equipment can involve substantial cost that can increase the overall cost of SIMOX-SOI wafers.

If semiconductor manufacturers fail to adopt SIMOX technology during the current or subsequent process cycle (such cycles typically last two to three years), widespread adoption of SIMOX technology may never materialize, our technology may become obsolete and we may be required to recognize an additional material impairment loss in the future.

In addition, although we are aware of no other company manufacturing oxygen implant equipment, other major semiconductor implant equipment manufacturers could develop a less expensive oxygen implanter with superior technology. Our ability to compete with other manufacturers of semiconductor implanters, manufacturers of competing SOI wafers, as well as with bulk silicon, epitaxial, strained silicon and compound materials wafer manufacturers, will depend on numerous factors within and outside our control, including:

•                  the success and timing of our product introductions and those of our competitors,

•                  product distribution,

•                  customer support,

•                  sufficiency of funding available to us, and

•                  the price, quality and performance of competing products and technologies.

We Must Continually Improve Existing Products, Design and Sell New Products and Manage the Costs of Research and Development in Order to Compete Effectively.

The semiconductor industry is characterized by rapid technological change, evolving industry standards and continuous improvements in products and required customer specifications. Due to the constant changes in our markets, our future success depends on our ability to improve our manufacturing processes, improve existing products and develop new products. For example, our oxygen implanters must remain competitive on the basis of cost of ownership, process performance and evolving customer needs. To remain competitive we must continually introduce oxygen implanters with higher capacity, better production yields and the ability to process larger wafer sizes.

The commercialization of new products involves, among other requirements, substantial expenditures in research and development, production and marketing. We may be unable to successfully design or manufacture these new products and may have difficulty penetrating new markets. Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business may be materially and adversely affected if:

•                  we are unable to improve our existing products on a timely basis,

•                  our new products are not introduced on a timely basis,

•                  we incur budget overruns or delays in our research and development efforts, or

•                  our new products experience reliability or quality problems.

The Sales Cycle for Our Oxygen Implanter Equipment is Lengthy and Complex and We Have Only Received Limited Orders for Our Oxygen Implanter Equipment. Certain Third Party Licensing Agreements May Cause Significant Delays.

Our customers expend significant efforts in evaluating and qualifying our implanters before they place orders with us. Since we began selling implanters in 1996, we have only sold a total of eight Ibis 1000 oxygen implanters at an average sale price of approximately $4.0 million each and four i2000 oxygen implanters at a selling price between $6.0 and $8.0 million. The sales cycle typically goes from equipment demonstration, equipment specification negotiations, formal quotation, contract negotiations and receipt of order and could take up to one year or longer. In addition, our potential equipment customers that would like to use the MLD process, owned by IBM, to manufacture SIMOX-SOI wafers using our implanters would be required to license this technology directly from IBM. We believe two silicon wafer manufacturers have already licensed this technology from IBM and others have developed their own SIMOX processes. Our potential equipment customers may wish to secure this license prior to giving us an order for equipment and these negotiations between IBM and our customer are beyond our control and no assurances are given that our customers and IBM would come to terms acceptable to both parties in a timely manner, or at all. These MLD process license issues may affect the timing of placement of customer orders in the future if customers plan to license this technology. We do not expect to sell more than a limited number of implanters in the near future. The sale of one implanter would generally represent a substantial portion of our annual revenue. Accordingly, the delay in the receipt of orders, manufacture or delivery of even one unit or the modification, change or cancellation of any such order would have a material adverse effect on our quarterly and annual results of operations.

Our Implanters and Associated Technology are Subject to Export Regulations, Which Could Prevent or Delay the Sale of Such Products in Foreign Countries.

Certain technologies associated with our implanters are subject to export regulations administered by the U.S. Department of Commerce. Accordingly, we may be required to secure U.S. export licenses with respect to sales of implanters or transfers of technologies to end users in certain foreign countries. This requirement could result in significant delays in, or the prevention of, sales of implanters or transfers of technology or other such technical data to customers in certain foreign countries. For example, the sale of an Ibis 1000 implanter and the corresponding transfer of technology to Simgui required an export license which took approximately one year to secure. There can be no assurance that if necessary, we will be able to secure such licenses in the future in a timely manner, or at all.

The Loss of Key Members of Our Scientific and Management Staff Could Delay and May Prevent the Achievement of Our Research, Development and Business Objectives.

Our Executive Chairman, Martin J. Reid, our Chief Executive Officer and President, Charles McKenna and other current officers and key members of our scientific staff are responsible for areas such as product development and improvements, and process improvements research, which are important to our specialized scientific business. The loss of, and failure to promptly replace, any member of this group could significantly delay and may prevent the achievement of our research, development and business objectives. While we have entered into an employment agreement with our Executive Chairman, under certain circumstances he may be able to terminate his employment with us. Furthermore, although our employees are subject to certain confidentiality and non-competition obligations, our key personnel may terminate their employment at any time and may become employed by a competitor. The current composition of Ibis management and of its board of directors is subject to change and should not be unduly relied upon.

Changes in Accounting Standards Regarding Stock Option Plans Could Limit the Desirability of Granting Stock Options, Which Could Harm Our Ability to Attract and Retain Employees, and Have Also Negatively Impacted Our Results of Operations.

On December 2004, the Financial Accounting Standards Board issued FASB Statement No. 123R, Share Based Payment, which requires all companies to treat the fair value of stock options granted to employees as an expense. As a result of this standard, effective for periods beginning after January 1, 2006, we and other companies are required to record a compensation expense equal to the fair value of each stock option granted. This amounted to an expense of $0.4 million in the fiscal year ending December 31, 2006. FAS123 (R) requirements reduce the attractiveness of granting stock options because of the additional expense associated with these grants, which have impacted and will continue to negatively impact our results of operations. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. In addition, this accounting standard could negatively impact our ability to use stock options as an employee recruitment and retention tool in the future.

We May Not Be Able to Successfully Produce Our Products on a Large-Scale.

We have limited manufacturing experience and have only manufactured limited quantities of oxygen implanters. To be successful, our products must be manufactured in commercial quantities, at acceptable costs. We may not be able to make the transition to high volume commercial production successfully. Future production in commercial quantities may create technical and financial challenges for us. Any difficulty or delay in constructing additional implanters, if needed, could have a material adverse effect on our business.

Our Latest Products Have Not Been Used in Large-Scale Long-Term Production and Consequently They May Not Be Able to Perform at the Availability Levels Expected for Continuous (7 Days per Week / 24 Hours per Day) Operation. (and May Be Subject to Unknown and Undetected Hardware or Software Failures).

Semiconductor equipment is subject to stringent mean time between failure (MBTF) and similar quality and reliability requirements. Although our equipment has previously been used in our own production environment for manufacturing SIMOX SOI wafers, and has been used in limited manufacturing runs in our customers sites, as our equipment is exposed to long-term extended production processing on an automated basis, previously unknown and undetected hardware or software failures or combinations thereof may occur. Such failures could adversely affect our relationship with our customers.

We May Not Be Able to Use All of Our Existing or Future Manufacturing Capacity at a Profitable Level.

At times we may have the capacity to produce more oxygen implantation machines than we have orders for at such times. During such idle time we would continue to be responsible for the fixed costs of our facility and maintaining personnel, which could have a material adverse effect on our business.

We May Not Successfully Form or Maintain Desirable Strategic Alliances.

We believe we will need to form or maintain alliances with strategic partners for the manufacturing, marketing and distribution of our products. We may enter into these strategic alliances to satisfy customer demand and to address possible customer concerns regarding our being a sole source supplier. The limited number of reliable sources of supply other than Ibis may adversely affect or delay the integration of SIMOX-SOI wafers in mainstream commercial applications. We may not be successful in maintaining alliances or in forming and maintaining other alliances, including satisfying our contractual obligations with our strategic partners, and our partners may not devote adequate resources to manufacture, market and distribute these products successfully or may attempt to compete with us.

We May Have Difficulty Obtaining the Materials and Components Needed to Produce Our Products, and At Least One Major Component Has Only One Source.

Ibis manufactures its oxygen implanters from standard components and from components manufactured in-house or by other vendors according to our design specifications. Most raw materials and components not produced by us are available from more than one supplier. However, certain raw materials, components and subassemblies are obtained from a limited group of suppliers and at least one major component has a sole source. If we are unable to obtain such materials and components on a timely basis and on acceptable terms, if at all, our ability to complete orders could be significantly delayed and our business and results from operations could be materially and adversely affected. Semiconductor equipment is a growth industry and is very cyclical in nature, so if our suppliers experience an increase in demand from other semiconductor equipment manufacturers with much higher volumes than us, the lead-time and/or price for some of our components may increase. Although we have sought to reduce our dependence on these limited source suppliers and we have not experienced significant production delays due to unavailability or delay in procurement of component parts or raw materials to date, increased market demand for materials from, or disruption or termination of, certain of these sources could occur and such increased demand, disruptions, or termination could have a material adverse effect on our business and results of operations.

We May Not Be Able to Protect Our Patents and Proprietary Technology.

Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technology. Although we have been awarded or have filed applications for a number of patents in the U.S. and foreign countries, those patents may not provide meaningful protection, or pending patents may not be issued. Our competitors in both the U.S. and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make and sell our products or infringe on our patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to us. In addition, there is an inherent unpredictability regarding obtaining and enforcing patents. An adverse outcome in the defense of a patent suit could:

•                  subject us to significant liabilities to third parties,

•                  require disputed rights to be licensed from third parties, or

•                  require us to cease selling our products.

We also rely in large part on unpatented proprietary technology and others, including strategic partners, may independently develop the same or similar technology or otherwise obtain access to our proprietary technology. To protect our rights in these areas, we currently require all of our employees to enter into confidentiality agreements. However, these agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

Others may claim that our technology infringes on their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend and may divert management’s attention and resources. If successful, they could also require us to enter into costly royalty or licensing agreements. A successful claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

If We Do Not Comply With All Applicable Environmental Regulations, We May be Subject to Fines and Other Sanctions.

We are subject to a variety of federal, state and local environmental regulations related to the storage, treatment, discharge or disposal of chemicals used in our operations and to the exposure of our personnel to occupational hazards. Although we believe that we have all permits necessary to conduct our business, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production or a cessation of operations. Our future activities may result in our being subject to additional regulations. Such regulations could require us to acquire significant equipment or to incur other substantial expenses to comply with regulations. Our failure to control the use of, or to restrict adequately the discharge of, hazardous substances or properly control other occupational hazards could subject us to substantial financial liabilities.

Our Stock Price is Highly Volatile.

The market prices for securities of high tech companies have been volatile. This volatility has significantly affected the market prices for these securities for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price for our common stock has fluctuated significantly. Since January 1, 1999, our stock price has fluctuated from a high of $135.00 to a low of $1.14. It is likely that the market price of our stock will continue to fluctuate in the future. Events or factors that may have a significant impact on our business and on the market price of our common stock include the following:

•               quarterly fluctuations in operating results,

•               difficulty in forecasting future results,

•               announcements by us or our present or potential competitors,

•               technological innovations or new commercial products or services by us or our competitors,

•               the timing of receipt of orders and / or customer acceptance from major customers,

•               product mix,

•               product obsolescence,

•               shifts in customer demand,

•               our ability to manufacture and ship products on a cost-effective and timely basis,

•               market acceptance of new and enhanced versions of our implanters,

•               the evolving and unpredictable nature of the markets for the products incorporating SIMOX-SOI wafers,

•               the amount of research and development expenses associated with new or enhanced products or implanters

•               the cyclical nature of the semiconductor industry, and

•               general market conditions.

Concentrated Ownership of Shares Could Adversely Affect a Change in Control of the Company and the Price of Our Common Stock.

Our largest known shareholders are Special Situations Fund III QP, L.P. and affiliates (“SSF”), which include Austin W. Marxe and David M. Greenhouse, who as controlling persons of SSF are deemed beneficially owners of the shares held by SSF. As of May 14, 2007, SSF owned an aggregate of 3,378,377 shares, or approximately 23.6% of our common stock. SSF also may acquire an additional 2,533,781 shares upon exercise of warrants issued to SSF in the February 2007 financing. This concentration of beneficial ownership may have the effect of delaying, deferring or preventing a change in control of our company, or may directly or indirectly effect a change in control of our company. Moreover, the disposition by SSF of a substantial amount of its shares of our common stock in the open market could have an adverse impact on the market for our common stock.

Future Issuances of Preferred Stock May Diminish the Rights of Our Common Stockholders.

Our board of directors has the authority to approve the issuance of up to 2.0 million shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

Anti-takeover Provisions in Our Charter and Bylaws and Provisions of Massachusetts Law Could Make an Acquisition of the Business by a Third-Party Difficult.

Our restated articles of organization, as amended, and restated bylaws and the Massachusetts Business Corporation Law contain certain provisions that may make a third-party acquisition of us difficult, including:

•                  a classified board of directors, with three classes of directors each serving a staggered three-year term,

•                  the ability of the board of directors to issue preferred stock, and

•                  a 75% super-majority shareholder vote to amend certain provisions of our articles of organization and bylaws.

Limitations on Effectiveness of Controls.

The Company’s management, including the Chief Executive Officer and President and the Chief Financial Officer, does not expect that our internal controls will prevent all errors and intentional misrepresentations. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and no assurance can be given that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or intentional conduct may occur and not be detected.

Evolving Regulation of Corporate Governance and Public Disclosure May Result in Additional Expenses and Continuing Uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations as well as the listing standards of the NASDAQ Stock Market, are creating uncertainty for public companies. We continually evaluate and monitor developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we have invested resources to comply with evolving laws, regulations and standards. This investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

FORWARD-LOOKING STATEMENTS

This Prospectus contains express or implied forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “intend,” “potential” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus are set forth under the caption “Risk Factors” and elsewhere in this Prospectus and the documents incorporated by reference in this Prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph. All information set forth in this Prospectus is as of the date of this Prospectus and Ibis undertakes no duty to update this information, unless required by law.

USE OF PROCEEDS

 The selling securityholders or their transferees will receive the proceeds from the sale or other disposition of the common stock covered by this Prospectus. We will not receive any proceeds from these dispositions. We will receive the proceeds from the cash exercise of warrants by the selling securityholders. Assuming all of the warrants registered herein are exercised for cash, we will receive gross proceeds of approximately $2.4 million. We intend to use any proceeds from the exercise of the warrants for general corporate purposes and working capital.

SELLING SECURITY HOLDERS

The shares of common stock covered by this Prospectus were issued pursuant to transactions exempt from the registration requirements of the Securities Act. The shares are being registered to permit the public sale or other disposition of the shares, and the selling securityholders, including their transferees, pledgees, donees or their successors, may dispose of the shares or interests therein from time to time. See “Plan of Distribution.” In accordance with registration rights granted to the selling securityholders, we have filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this Prospectus forms a part, with respect to the disposition of the shares or interests therein from time to time and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until the shares are no longer required to be registered for the sale or other disposition thereof by the selling securityholders.

The following table sets forth information as of May      , 2007 regarding the shares of common stock beneficially owned by each selling securityholder and the number of shares held by each selling securityholder that are covered by this Prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the common stock. Because the selling securityholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act.

Information concerning other selling securityholders will be set forth in Prospectus supplements or post-effective amendments to this Prospectus from time to time, if required. Information concerning the securityholders may change from time to time and any changed information will be set forth in Prospectus supplements or post-effective amendments to this Prospectus if and when necessary. Except as disclosed in the footnotes to the selling securityholder table, Ibis had no relationship with the selling securityholders prior to the issuance of the common stock in the first closing of the February 2007 financing

			Percentage of			Percentage of
	Shares of		Outstanding			Outstanding
	Common Stock		Stock	Shares of Common	Total Shares of	Stock
	Beneficially		Beneficially	Stock Offered for	Common Stock	Beneficially
	Owned Prior to		Owned Prior to	Resale under this	Beneficially Owned	Owned After
Selling Securityholder	Offering		Offering (1)	Prospectus	After Offering	Offering (1)

Special Situations Fund III QP, L.P. (2)	2,956,080	(3)	19.0%	1,731,080	1,225,000	8.27
Special Situations Private Equity Fund, L.P. (2)	1,182,431	(4)	7.99%	692,431	490,000	3.38
Special Situations Technology Fund, L.P. (2)	254,222	(5)	1.77%	148,892	105,350	*
Special Situations Technology Fund II, L.P. (2)	1,519,415	(6)	10.17%	889.775	629,650	4.32
TN Capital Equities, Ltd.	35,924	(7)	*	21,037	14,887	*
Courtney L. Clark	71,847	(8)	*	42,074	29,773	*
Alliance Financial, LLC	71,848	(9)	*	42,074	29,774	*

TOTAL	6,091,767		35.82%	3,567,343	2,529,434	16.37

* less than 1%

(1)           Based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 14,293,858 shares of common stock outstanding on May 25, 2007. The number of shares of common stock outstanding used in calculating the percentage for each selling securityholder includes common stock underlying a warrant held by the selling securityholder, but excludes common stock underlying warrants held by any other selling securityholder.

(2)           MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund III, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(3)           Includes 1,689,189 shares of common stock and 1,266,891 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of the date hereof.

(4)           Includes 675,675 shares of common stock and 506,756 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of the date hereof.

(5)           Includes 145,270 shares of common stock and 108,952 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of the date hereof.

(6)           Includes 868,233 shares of common stock and 651,182 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of the date hereof.

(7)           Includes 35,924 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of the date hereof.

(8)           Includes 71,847 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of the date hereof.

(9)           Includes 71,848 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of the date hereof.

To the best of our knowledge, none of the selling securityholders (i) is in the business of underwriting securities or (ii) had any material relationship with Ibis or any of its affiliates within the three-year period ending on the date of this Prospectus.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•                  a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock offered hereby will be passed upon for us by Choate, Hall & Stewart LLP, Boston, Massachusetts.

EXPERTS

The financial statements and related financial statement schedule of Ibis Technology Corporation as of December 31, 2005 and 2006, and for each of the years in the three year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to a change in accounting for share-based payments.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with those requirements file reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file with the Commission under the informational requirements of the Securities Exchange Act at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for information about the Commission’s Public Reference Room. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s Web site is http://www.sec.gov. Our Web site is http://www.ibis.com. Information contained on our Web site is not a part of this Prospectus.

We have filed with the Commission a registration statement on Form S-3, including all amendments to the registration statement under the Securities Act with respect to the shares of our common stock offered under this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding Ibis and the shares offered under this Prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance please see the copy of the full agreement filed as an exhibit to the registration statement. We qualify each of these statements in all respects by the reference to the full agreement. The registration statement, including the exhibits and schedules to the registration statement, may be inspected at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from the Commission’s office upon payment of the prescribed fees.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The following documents filed by us with the Commission are incorporated by reference in this Prospectus, except as superseded or modified by this Prospectus:

1.               Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

2.               Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

3.               Our Current Reports on Form 8-K filed on January 19, 2007, February 21, 2007 and April 10, 2007; and

4.               The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 0-23668) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Prospectus and prior to the termination of the offering made under this Prospectus are incorporated by reference in this Prospectus and made a part of this Prospectus from the date we file the documents with the Commission. We are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. We will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of that person, a copy of any document incorporated in this Prospectus by reference other than exhibits unless those exhibits are specifically incorporated by reference into the documents. Requests for these copies should be directed to Ibis Technology Corporation, Attention: Chief Financial Officer, 32 Cherry Hill Drive, Danvers, MA 01923, telephone (978) 777-4247.

You should rely only on the information contained in this Prospectus or information specifically incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different. Neither the delivery of this Prospectus, nor any sale made hereunder, shall create any implication that the information in this Prospectus is correct after the date hereof. This Prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.

3,567,343 Shares of Common Stock of IBIS TECHNOLOGY CORPORATION May 25, 2007

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other expenses of issuance and distribution.

The expenses incurred by Ibis in connection with the issuance and distribution of the securities being registered are estimated as follows, subject to future contingencies:

Amount

SEC registration fee	$153
Legal fees and expenses	$20,000
Accounting fees and expenses	$2,000
Miscellaneous	$5,000

Total	$27,103

None of the above expenses will be paid by the selling securityholders.

ITEM 15. Indemnification of directors and officers.

The Company’s Restated Articles of Organization provide for indemnification of all persons permitted by the Massachusetts Business Corporation Act to the maximum extent permitted thereby. In addition, the Company’s Restated Articles of Organization limit the liability of directors to the maximum extent permitted by the Massachusetts Business Corporation Act. Massachusetts law permits a corporation’s articles of organization to provide that the directors of a Massachusetts corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for improper distributions under Section 6.40; or (iv) for any transaction from which the director derives an improper personal benefit.

Section 8.56 of the Massachusetts Business Corporation Act authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, bylaws, a resolution of the board of directors or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.

Article 6B of the Company’s Amended and Restated Articles of Organization provides as follows:

B. LIMITATION OF LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective, provided, however, that neither any provision of this Article nor the adoption of this Article shall affect the effectiveness of any predecessor provision of these Restated Articles of Organization pertaining to the elimination or limitation of the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring prior to such amendment or repeal.

If the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of this Corporation shall, without any further action of the Board of Directors or the stockholders of this Corporation, be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

The Company has obtained insurance which insures the officers and directors of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such officers and directors.

ITEM 16. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Article 4 of the Form of Restated Articles of Organization (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement filed on Form S-1, File No. 333-1174).

4.2	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement filed on Form S-1, File No. 333-1174).

4.3	Purchase Agreement (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated February 16, 2007 and incorporated herein by reference).

4.4	Registration Rights Agreement (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated February 16, 2007 and incorporated herein by reference).

4.5	Form of Warrant to Purchase Common Stock.*

4.6	Placement Agent Form of Warrant to Purchase Shares of Common Stock.*

5.1	Opinion of Choate Hall & Stewart, LLP.*

23.1	Consent of Choate Hall & Stewart, LLP (contained in Exhibit 5.1).*

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney (included on signature page).*

*  filed herewith.

Item 17.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Danvers, Commonwealth of Massachusetts, on May 25, 2007.

Ibis Technology Corporation

By:	/s/ Charles M. McKenna, Ph.D.
Charles M. McKenna, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin J. Reid, Charles M. McKenna and William J. Schmidt his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments (including post-effective amendments) hereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Charles M. McKenna, Ph.D	President and Chief Executive Officer	May 25, 2007
Charles M. McKenna, Ph.D.		(principal executive officer)

By:	/s/ William J Schmidt	Chief Financial Officer,	May 25, 2007
William J. Schmidt		Treasurer, Clerk, (principal financial
and accounting officer)

By:	/s/ Martin J. Reid
	Martin J. Reid	Executive Chairman	May 25, 2007
and Director

By:	/s/ Dimitri A. Antoniadis, Ph.D.	Director	May 25, 2007
Dimitri A. Antoniadis, Ph.D.

By:	/s/ Robert L. Gable	Director	May 25, 2007
Robert L. Gable

By:	/s/ Leslie B. Lewis	Director	May 25, 2007
Leslie B. Lewis

By:	/s/ Donald McGuinness	Director	May 25, 2007
Donald McGuinness

By:	/s/ Lamberto Raffaelli	Director	May 25, 2007
Lamberto Raffaelli

By:	/s/ Cosmo S. Trapani	Director	May 25, 2007
Cosmo S. Trapani

EXHIBIT LIST

Exhibit No.	Description of Exhibit
4.1	Article 4 of the Form of Restated Articles of Organization (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement filed on Form S-1, File No. 333-1174)

4.2	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement filed on Form S-1, File No. 333-1174)

4.3	Purchase Agreement (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated February 16, 2007 and incorporated herein by reference).

4.4	Registration Rights Agreement (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated February 16, 2007 and incorporated herein by reference).

4.5	Form of Warrant to Purchase Common Stock.*

4.6	Placement Agent Form of Warrant to Purchase Shares of Common Stock.*

5.1	Opinion of Choate Hall & Stewart, LLP.*

23.1	Consent of Choate Hall & Stewart, LLP (contained in Exhibit 5.1).*

23.2	Consent of KPMG LLP*

24.1	Power of Attorney (included on signature page).*

*  filed herewith.